News Release

Wilbur J. Prezzano Elected to
EnPro Industries Board of Directors

CHARLOTTE, N.C., October 27, 2005 — EnPro Industries, Inc. (NYSE: NPO) announced today that its board of directors has elected Wilbur (Bill) J. Prezzano as a director of the company, effective January 1, 2006.

Prezzano, 64, is a former senior executive of Eastman Kodak Company, where he held numerous managerial positions over a 32 year career. He retired from Eastman Kodak in 1997 as vice chairman and a member of the company’s board of directors. Over the course of his career, he was responsible for marketing, Kodak’s photographic products and health businesses and its international operations, including its expansion into China.

“Bill Prezzano is a tremendous addition to our board,” said William R. Holland, non-executive chairman of EnPro. “He brings valuable experience in many areas of vital interest to EnPro, including marketing and the international business arena. We welcome him to our board and look forward to his contributions to our growth.”

Prezzano’s addition to the EnPro board will bring the company’s total number of directors to eight. Prezzano also serves on the boards of TD Bank, Roper Industries and Lance, Inc., where he is non-executive chairman.

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.